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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Tennant Company
(Exact name of Registrant as specified in its charter)

Minnesota	41-0572550
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
701 North Lilac Drive P.O. Box 1452 Minneapolis, Minnesota	55440
(Address of principal executive offices)	(Zip Code)

    If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box. /x/

    If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. / /

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Preferred Share Purchase Rights with respect to Series A Junior Participating Preferred Stock, par value $0.02 per share	NEW YORK STOCK EXCHANGE

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1.  Description of Registrant's Securities to be Registered.

    On November 19, 1996, the Board of Directors of Tennant Company, a Minnesota corporation (the "Registrant"), approved a Shareholder Rights Plan providing for a dividend of one preferred share purchase right (a "Right") for each share of Common Stock of the Registrant (the "Common Stock") outstanding on December 23, 1996 or in the future. Each Right entitles the registered holder to purchase from the Registrant one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Registrant (the "Junior Participating Preferred Stock") at a price of $100 per one one-hundredth of a share of Junior Participating Preferred Stock, subject to adjustment. The Rights are not exercisable or transferable apart from the Common Stock until the earlier of (i) the close of business on the fifteenth day following a public announcement that a person or group of affiliated or associated persons has become an "Acquiring Person" (i.e., has become, subject to certain exceptions, the beneficial owner of 20% or more of the outstanding Common Stock), or (ii) the close of business on the fifteenth day following the commencement or public announcement of a tender offer or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming, subject to certain exceptions, the beneficial owner of 20% or more of the outstanding Common Stock (or such later date as may be determined by the Board of Directors of the Registrant prior to a person or group of affiliated or associated persons becoming an Acquiring Person). If a person or group becomes an Acquiring Person, each Right entitles its holder (other than the Acquiring Person and certain affiliated persons) to acquire Common Stock of the Registrant at one-half price. If the Registrant is acquired in certain mergers or similar transactions, each Right entitles its holder (other than the Acquiring Person and certain affiliated persons) to acquire common stock of the acquiring company or its affiliate at one-half price. At no time do the Rights have any voting power. The Rights may be redeemed by the Registrant for $.01 per right at any time prior to a person or group acquiring 20% or more of the Common Stock. The 20% thresholds do not apply to stock ownership by or on behalf of employee benefit plans. Under certain circumstances, the Board of Directors may exchange the Rights for Common Stock or reduce the 20% thresholds to not less than 10%. The Rights will expire on December 23, 2006, unless extended or earlier redeemed or exchanged by the Registrant.

    Until a Right is exercised, the holder, as such, will have no rights as a shareholder of the Registrant, including, without limitation, the right to vote or to receive dividends.

    The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is an Exhibit to this Registration Statement and is incorporated in this summary description by reference.

Item 2.  Exhibits.

    1.  Rights Agreement, dated as of November 19, 1996, as amended, between Tennant Company and Wells Fargo Bank Minnesota, National Association (f/k/a Norwest Bank Minnesota, National Association), as filed as Exhibit 1 to Form 8-A dated November 26, 1996, as amended by Form 8-A/A dated November 18, 1999, is incorporated herein by reference.

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SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TENNANT COMPANY
Dated: October 16, 2000	By	/s/ JAMES J. SEIFERT James J. Seifert Vice President, General Counsel and Secretary

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